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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of earliest event reported): October 8, 1998



                              Cardinal Health, Inc.
               (Exact Name of Registrant as Specified in Charter)


      Ohio                     0-12591                      31-0958666
 (State or Other        (Commission File Number)   (IRS Employer Identification
 Jurisdiction of                                                No.)
 Incorporation)



        5555 Glendon Drive
           Dublin, Ohio                                         43016
 (Address of Principal Executive Offices)                     (Zip Code)



                                 (614) 717-5000
              (Registrant's telephone number, including area code)

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

ITEM 5.  OTHER EVENTS.

          On October 9, 1998, Cardinal Health, Inc. ("Cardinal"), and Allegiance Corporation ("Allegiance") announced that they have entered into an Agreement and Plan of Merger, dated as of October 8, 1998 (the "Merger Agreement"), pursuant to which Boxes Merger Corp., a newly formed wholly owned subsidiary of Cardinal, will be merged with and into Allegiance (the "Merger"). Under the terms of the Merger Agreement, stockholders of Allegiance will receive 0.4150 (the "Exchange Ratio") of a Cardinal Common Share for each share of Allegiance Common Stock they hold. Upon the completion of Cardinal's previously announced 3-for-2 stock split (the record date for which is October 9, 1998, and the payment date for which is October 30, 1998), the Exchange Ratio will be adjusted so that stockholders of Allegiance will receive 0.6225 of a Cardinal Common Share for each share of Allegiance Common Stock they hold. The Merger is intended to be tax-free and to qualify as a pooling of interests for financial reporting purposes. Consummation of the transaction is subject to the satisfaction of certain conditions, including approvals by the stockholders of Allegiance and the shareholders of Cardinal and receipt of certain regulatory approvals, and is expected to be completed in the first half of calendar 1999. Upon consummation of the Merger, Cardinal will assume all of Allegiance's long-term debt, which totaled approximately $890 million as of October 9, 1998.

          In connection with the execution of the Merger Agreement, Allegiance and Cardinal entered into a Stock Option Agreement, dated October 8, 1998, pursuant to which Allegiance granted Cardinal an option, exercisable under certain circumstances specified in such agreement, to purchase up to 22,284,538 shares of Allegiance Common Stock (approximately 19.9% of the outstanding shares of Allegiance Common Stock, without giving effect to the exercise of the option), at a purchase price per share of the lower of $38.46 or the product of the Exchange Ratio times the average of the closing prices (or, if such securities should not trade on a given day, the average of the bid and ask prices therefor on such day) of the Cardinal Common Shares as reported on the NYSE Composite Tape during the five consecutive trading days ending on (and including) the trading day immediately prior to the day the option is exercised.

          In connection with the execution of the Merger  Agreement,  Mr. Lester
B. Knight, the Chairman and Chief Executive Officer of Allegiance, and Mr. Joseph F. Damico, the President and Chief Operating Officer of Allegiance, entered into Support/Voting Agreements, each dated October 8, 1998, with Cardinal, pursuant to which Messrs. Knight and Damico agreed to take certain actions in connection with the proposed Merger, including voting the shares of Allegiance Common Stock beneficially owned by them in favor of the Merger at any meeting of stockholders held to consider the Merger. Mr. Knight beneficially owns approximately 1.5%, and Mr. Damico beneficially owns approximately 1.0%, of the outstanding shares of Allegiance Common Stock.

          In connection with the proposed Merger, Cardinal and Allegiance also announced that they believe that the combination of Cardinal and Allegiance will generate substantial revenue enhancement opportunities and cost savings, which are believed to exceed $50 million within two years following completion of the Merger, and that, based upon current information,

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

Allegiance's earnings growth rate will be in excess of 30% in calendar year 1998 and that the combined company is expected to achieve growth rates of 20% or more following the Merger.

          Except for historical information, all other information provided in this Form 8-K consists of "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected, anticipated, or implied. The most significant of such uncertainties are described in Cardinal's Form 8-K, Form 10-K, and Form 10-Q Reports and exhibits to those Reports (including the
Exhibit 99.01 to this Form 8-K), and in Allegiance's forms and exhibits filed with the Securities and Exchange Commission. These include (but are not limited
to) the costs and difficulties related to the integration of acquired businesses, the loss of one or more key customer or supplier relationships, and changes in the distribution outsourcing pattern for healthcare products and services. Cardinal undertakes no obligation to update publicly any forward-looking statement whether as a result of new information, future events or otherwise.


ITEM 7.       FINANCIAL STATEMENTS, PRO FORMA FINANCIAL
              INFORMATION AND EXHIBITS.

(c)      Exhibits.

99.01 Statement Regarding Forward-Looking Information (incorporated by reference to Exhibit 99.01 of Cardinal's Form 10-K for the fiscal year ended June 30, 1998 and filed with the Securities and Exchange Commission on September 1, 1998).

                                    SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          CARDINAL HEALTH, INC.
Dated: October 13, 1998                   By: /s/ George H. Bennett, Jr.
                                          ------------------------------
                                          George H. Bennett, Jr.
                                          Executive Vice President,
                                              General Counsel and Secretary



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